Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-179582 and 333-126199 on Form S-3; Registration Statement Nos. 333-196585 and 333-50842 on Form S-4; and Registration Statement Nos. 333-192353, 333-147338, 33-45820, 333-58276, 333-163189, 333-163188 and 333-170660 on Form S-8 of Sysco Corporation of our report dated April 15, 2014, relating to the consolidated financial statements of USF Holding Corp. and subsidiaries as of December 28, 2013 and December 29, 2012 and for each of the three fiscal years in the period ended December 28, 2013, appearing in this Current Report on Form 8-K of Sysco Corporation.

/s/ DELOITTE & TOUCHE LLP

Chicago, IL

September 23, 2014